Registration No. 333-161027

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION NO. 333-161027
___________________________

FORM S-3
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933
___________________________

Dollar Thrifty Automotive Group, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	73-1356520
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5330 East 31st Street Tulsa, Oklahoma 74135 (918) 660-7700
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Scott L. Thompson President and Chief Executive Officer Dollar Thrifty Automotive Group, Inc. 5330 East 31st Street Tulsa, Oklahoma 74135 (918) 660-7700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
P. Shim, Esq. M. Salerno, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 (212) 225-2000

Approximate date of commencement of proposed sale to the public: Not applicable

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 to Form S-3 relates to the Registration Statement on Form S-3 (333-161027), filed with the Securities and Exchange Commission on August 4, 2009 (the “Registration Statement”) by Dollar Thrifty Automotive Group, Inc., a Delaware corporation (the “Company”).  The Registration Statement registered the sale of our common stock, par value $.01 per share, shares of our preferred stock, par value $.01 per share, or debt securities, separately or together, in one or more offerings up to $500,000,000.

On November 19, 2012, pursuant to the Agreement and Plan of Merger, dated as of August 26, 2012 (the “Merger Agreement”), among Hertz Global Holdings, Inc., a Delaware corporation (“Parent”), HDTMS, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), and the Company, Purchaser merged with and into the Company, with the Company continuing as the surviving corporation as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statement.  Accordingly, the Company hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Company registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma on November 20, 2012.

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

By:	/s/ Scott L. Thompson
Scott L. Thompson
President and Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Scott L. Thompson	Chief Executive Officer and President	November 20, 2012
Scott L. Thompson

/s/ H. Clifford Buster III	Secretary, Chief Financial Officer, Principal Financial Officer and	November 20, 2012
H. Clifford Buster III	Principal Accounting Officer

/s/ Kimberly D. Paul	Chief Accounting Officer,	November 20, 2012
Kimberly D. Paul	Vice President and Principal Accounting Officer

/s/ Mark P. Frissora	Director	November 20, 2012
Mark P. Frissora

/s/ Elyse Douglas	Director	November 20, 2012
Elyse Douglas